LIMITATION ON AMOUNT OF INSURANCE

           (THIS LIMITATION IS REQUIRED BY THE LAWS OF NEW YORK STATE)


If an Insured Child dies before the age of 14 years and 6 months, the benefit paid may be limited. The total amount of life insurance payable on that child under this rider and under all insurance policies on the life of that child in effect when this rider became effective, in our company and all other companies, shall be subject to the following maximum amount limitation:

   Insured Child's Attained Age      Maximum Amount Limitation
   ----------------------------      -------------------------

   Less than 4 years and 6 months    The greater of:
                                     a)  $5,000; or
                                     b)  25%  of  the   total   amount  of  life
                                         insurance  in effect on the life of the
                                         insured    person   on   this   rider's
                                         effective date.

   Between  4 years and 6 months     The greater of:
   and 14 years and 6 months         a)  $10,000; or
                                     b)  50%  of  the   total   amount  of  life
                                         insurance  in effect on the life of the
                                         insured    person   on   this   rider's
                                         effective date.

"Total amount of life insurance" as used in this rider shall not include: (a) return premium benefits; (b) additional benefits in the event of death by accident; (c) any additional insurance provided by use of dividends; (d) any variable death benefit above the guaranteed minimum death benefit provided under a variable life insurance policy; or (e) any additional insurance provided by amounts credited to a policy after its issue.

If the total amount of life insurance on the life of an Insured Child is in excess of this maximum, we will terminate the amount of such excess insurance that is in effect under this rider. We will do this when the Insured Child dies or upon your earlier written request, but only if we are given satisfactory proof that such excess exists at the time of such death or request.

Upon termination of such excess insurance, all of our obligations for it will terminate and we will determine any appropriate adjustment of the monthly deductions from the Policy Account for this rider. No such adjustment will be made, however, if we have paid an excess amount as part of a death claim without having had proof satisfactory to us that an excess amount of insurance existed.


                    EQUITABLE VARIABLE LIFE INSURANCE COMPANY

           SPECIMEN                                 SPECIMEN
Joan B. Miastkowski    Secretary       Joseph J. Melone    Chairman of the Board


R90-211NY                                                          Rider Page 3